     As filed with the Securities and Exchange Commission on May 30, 1996.

                                                      REGISTRATION  NO. 333-3433
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                               AMENDMENT NO. 1 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                        TEXAS BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                             2834                         13-3532643
  (State or other jurisdiction        (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)      Classification Code Number)      Identification Number)

                            7000 FANNIN, SUITE 1920
                             HOUSTON, TEXAS 77030
                                (713) 796-8822
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 STEPHEN L. MUELLER                                     With copies to:
          VICE PRESIDENT OF ADMINISTRATION                          PORTER & HEDGES, L.L.P.
              SECRETARY AND TREASURER                              700 LOUISIANA, 35TH FLOOR
          TEXAS BIOTECHNOLOGY CORPORATION                          HOUSTON, TEXAS 77002-2764
              7000 FANNIN, SUITE 1920                                ATTN: ROBERT G. REEDY
                HOUSTON, TEXAS 77030                                     (713) 226-0600
                   (713) 796-8822
(Name and address, including zip code, and telephone
 number, including area code, of agent for service)

                                ------------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                          CALCULATION OF REGISTRATION FEE
=============================================================================================================

         TITLE OF EACH CLASS OF             AMOUNT TO    PROPOSED MAXIMUM      PROPOSED          AMOUNT OF
      SECURITIES TO BE REGISTERED         BE REGISTERED      OFFERING      MAXIMUM AGGREGATE  REGISTRATION FEE
                                                         PRICE PER SHARE    OFFERING PRICE
- --------------------------------------------------------------------------------------------------------------
Common Stock, par value $.005 per share.      6,551,848            $4.625        $30,302,297      $10,450/(1)/
- --------------------------------------------------------------------------------------------------------------
Common Stock, par value $.005 per
 share/(2)/.............................         25,587            $ 3.36        $    85,972      $    30/(3)/
- --------------------------------------------------------------------------------------------------------------
Common Stock, par value $.005 per
 share/(2)/.............................        157,350            $ 4.58        $   720,663      $   249/(3)/
- --------------------------------------------------------------------------------------------------------------
Common Stock, par value $.005 per
 share/(2)/.............................        539,143            $ 3.50        $ 1,887,001      $   651/(3)/
- --------------------------------------------------------------------------------------------------------------
       TOTAL............................                                                          $11,380/(4)/
==============================================================================================================

(1) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low prices for the Common Stock, as reported by the American Stock Exchange on May 7, 1996 or $4.625 per share.
(2) Issuable upon exercise of warrants evidencing the right to purchase shares of Common Stock, par value $.005 per share. The Registration Statement also covers any additional securities which may become issuable pursuant to the antidilution provision of the warrants.
(3) Pursuant to Rule 457(g), the registration fee is calculated based on the exercise price for the warrants.

(4) $11,306 previously paid.

********************************************************************************
*                                                                              *
*   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR   *
* DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT   *
* SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS           *
* REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH  *
* SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION        *
* STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING      *
* PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.                                *
*                                                                              *
********************************************************************************

PROSPECTUS
- ----------

                        TEXAS BIOTECHNOLOGY CORPORATION

                               7,273,928 SHARES
                                 COMMON STOCK

     This Prospectus relates to 7,273,928 shares (the "Shares") of Common Stock, par value $.005 per share (the "Common Stock"), of Texas Biotechnology Corporation, a Delaware corporation (the "Company"). The shares will be offered for resale by certain stockholders of the Company and certain holders of the warrants to purchase shares of Common Stock (the "Selling Stockholder"). 6,733,927 of the Shares relate to the Company's private placement of Common Stock that was completed on February 13, 1996. Of this total, 6,550,990 Shares were sold at a price of $2.125 per share to a total of 55 investors. The remaining Shares represent shares underlying warrants issued in conjunction with the private placement. 25,587 of the warrants are exercisable at $3.36 per share and 157,350 of the warrants are exercisable at $4.58 per share. These warrants are exercisable beginning May 13, 1996 and expire on February 13, 2001.

     The Shares also include 539,143 shares of Common Stock underlying warrants issued in connection with the Company's private placement of Common Stock completed in October 1991. The warrants are exercisable at $3.50 per share and expire between August 1, 1998 and October 25, 1998. The Shares also include 858 shares of Common Stock acquired upon exercise of warrants issued in connection with the Company's private placement of Common Stock completed in October
1991.

     The Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, Inc. ("AMEX"), in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution".

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company except that an aggregate of $2,693,636 may be received by the Company on the exercise of the warrants. The Company has agreed to bear certain expenses (other than brokerage commissions, discounts, fees and other expenses not specifically provided for in the Merger Agreement), estimated to be $16,880, in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     The shares of Common Stock are quoted on the AMEX under the symbol "TXB". On May 7, 1996, the last reported sale price of the Common Stock was $4.625 per share.

SEE "RISK FACTORS" ON PAGES 4-11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

                The date of this Prospectus is May   , 1996.

              TABLE OF CONTENTS


                                             Page
                                             ----
Available Information...................        3

Incorporation of Certain Documents by
 Reference..............................        3

The Company.............................        4

Risk Factors............................        4

Selling Stockholders....................       12

Plan of Distribution....................       15

Legal Matters...........................       15

Experts.................................       15


                 -------------

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, on which the Common Stock is listed.

   The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents are hereby incorporated by reference in this
Prospectus:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

   (2) The Company's Registration Statement on Form 10 effective June 26, 1992 (as amended) (Commission File No. 0-20117).

   (3) The Company's Registration Statement on Form 8-A effective December 15, 1993 (Commission File No. 1-12574).

   (4) The Company's Current Report on Form 8-K dated February 13, 1996, filed with the Commission on February 22, 1996.

   (5) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

   The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to Texas Biotechnology Corporation, 7000 Fannin, Suite 1920, Houston, Texas 77030, Attention: Stephen L. Mueller, Vice President of Administration, Secretary and Treasurer (telephone (713) 796-8822).

                                 THE COMPANY


   Texas Biotechnology Corporation ("TBC" or the "Company"), a biopharmaceutical Company, applies innovative drug discovery techniques and its specialized knowledge of the role of vascular cell biology in cardiovascular disease to the design and development of novel pharmaceutical compounds. The Company was incorporated in Delaware in August 1989 under the name Cardiology Institute of Texas, Ltd., and its name was changed to Texas Biotechnology Corporation in October 1990. On July 25, 1994, the Company concluded its acquisition of ImmunoPharmaceutics, Inc. ("IPI") and issued common stock and contingent stock issue rights in TBC in exchange for all of the outstanding common stock of IPI. As of May 15, 1996, the Company had 80 employees, 67 of whom were engaged in research and development. The Company's principal executive offices are located at 7000 Fannin Street, Suite 1920, Houston, Texas 77030, and its telephone number is (713) 796-8822. References to TBC or the Company include its subsidiary, IPI, unless otherwise indicated.


                                 RISK FACTORS

   In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

DEVELOPMENT STAGE; TECHNOLOGICAL UNCERTAINTY

   The Company is in a development stage. Except for the activities of its recently acquired subsidiary, IPI, the Company has not produced or marketed any products and, accordingly, has not begun to generate revenues from the commercialization of its product candidates. IPI sold primarily monoclonal anti-body products and services through its business unit, QED, which was divested in October of 1995. To date, the Company's resources have been dedicated to the research and development of small-molecule drugs that prevent blood clot formation (thrombosis), the proliferation of smooth muscle cells at sites of vessel injury (vascular proliferative disease), inflammatory responses to vessel injury (vascular inflammation) and constriction of blood vessels (vasospasm/hypertension). The Company has developed a number of advanced technologies in the areas of computer-assisted small-molecule drug design for peptidomimetics and glycomimetics. Since initiating its research programs in January 1991, the Company has developed lead compounds in its vascular proliferation disease, vascular inflammation and vasospasm/hypertension programs. The commercial applications of the Company's product candidates will require further investment, research, development, preclinical and clinical testing and regulatory approvals, both foreign and domestic. There can be no assurance that the Company will be able to develop, produce at reasonable cost, or market successfully, any of its product candidates. Further, these product candidates may prove to have undesirable and unintended side effects and, in some cases, may require complex delivery systems that may prevent or limit their commercial use. All of the Company's products will require regulatory approval before they may be commercialized. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years, and there can be no assurance that any successfully developed products will generate substantial revenues or that the Company will ever be profitable.

NEED FOR ADDITIONAL FUNDS; HISTORY OF OPERATING LOSSES

   Because the Company has been unprofitable to date and expects to incur losses for the next several years as the Company invests in product research and development, preclinical and clinical testing and regulatory compliance, the Company will require substantial additional funds to complete the research and development of its product candidates, to establish commercial-scale manufacturing facilities and to market its products. The Company has accumulated approximately $48.7 million in net losses through March 31, 1996. Estimates of the Company's future capital requirements will depend on many factors, including: continued scientific progress in its drug discovery programs; the magnitude of these programs; progress with preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; the ability of the Company to maintain and establish additional collaborative arrangements; and effective commercialization activities and arrangements. The Company anticipates its existing capital resources of approximately $22.1 million as of March 31, 1996, together with its other revenue sources, should be sufficient to fund its cash requirements into the third quarter of 1997. However, the Company's existing capital resources will not be sufficient to fund the Company's operations through commercialization of its first product. The Company expects that additional expenditures will be required if additional product candidates enter clinical trials which may require additional expenditures for laboratory space and scientific and administrative personnel. As a result, additional funds will need to be raised before any of the Company's product candidates achieves regulatory approval. Notwithstanding revenues which may be produced through sales of potential future products if approved, the Company anticipates that additional funds will need to be secured to continue the required levels of research and development to reach its long term goals. The Company intends to seek such additional funding either through collaborative arrangements or through public or private financings. There can be no assurance that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing securities, further dilution of the equity ownership of existing stockholders will result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its drug discovery or development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

DEPENDENCE ON STRATEGIC RELATIONSHIPS; POTENTIAL NEED FOR ADDITIONAL PARTNERS; LIMITATIONS ON MARKETS AND APPLICATIONS

   The Company will rely on strategic relationships with corporate partners to provide the financing and technical support necessary to develop and commercialize certain of its product candidates. In May 1993, TBC entered into an agreement with Genentech to sublicense Genentech's rights and technology relating to NOVASTAN(R) (argatroban) originally licensed to Genentech by Mitsubishi Chemical Corporation ("Mitsubishi"), and to license Genentech's own proprietary technology developed with respect to NOVASTAN(R) (the "Genentech Agreement"). Under the license and sublicense, the Company has an exclusive license to use and sell NOVASTAN(R) in the United States and Canada for specified human cardiovascular indications, not including cerebral thromboembolism (stroke). The Company is required to pay Genentech and Mitsubishi specified royalties on net sales of NOVASTAN(R) by the Company and its sublicensees after its commercial introduction in the United States and Canada. Genentech has the right to terminate the agreement or to cause the license to become non-exclusive if the Company fails to exercise due diligence in performing its obligations under the agreement for a period of 60 days after receiving written notice from Genentech or fails to maintain a minimum consolidated tangible net worth of $5.0 million. This due diligence obligation requires the Company, among other things, to file a new drug application for NOVASTAN(R) with the United States Food and Drug Administration ("FDA") no later than June 30, 1997, subject to certain goals being reached in accordance with a supplemental agreement entered into by the Company, Genentech, and Mitsubishi effective June 30, 1995. These goals are, in general, (i) enrollment and treatment with study drugs for a specified minimum number of subjects for certain human clinical trials by December 31, 1995, (ii) a specified number of study centers being under contract and performing the trials by December 31, 1995, (iii) commencement of specified planned studies and the pilot phase of certain human clinical trials by December 31, 1995, (iv) completion of enrollment and treatment with study drugs of subjects for certain human clinical trials by June 30, 1996, and (v) completion of milestones related to animal and human clinical trials and schedules for NOVASTAN(R) by various dates in 1996 and 1997 (the latest date being June 30, 1997). Additionally, the supplemental agreement provides for a limited sixty (60) day period to cure an inability to perform enrollment and treatment goals by December 31, 1995, June 30, 1996, or December 31, 1996, as set forth in the supplemental agreement. The Company received a variance to the supplemental agreement through March 31, 1996. With respect to the trials underway, enrollment did not meet the goals outlined in the supplemental agreement by the March 31, 1996 deadline received in the variance agreement. The Company is currently negotiating with Genentech and Mitsubishi for an extension or revision of the agreement. Either party may terminate the Genentech Agreement on 60 days notice if the other party defaults in its material obligations under the agreement, declares bankruptcy or is insolvent, or if a substantial portion of its property is subject to attachment. The Genentech Agreement is also subject to the continuation of Genentech's license agreement with Mitsubishi, which is only terminable if Genentech defaults in its material obligations under the agreement, declares bankruptcy or is insolvent, or if a substantial portion of its property is subject to attachment. Unless terminated sooner pursuant to the above described termination provisions, the Genentech Agreement is expected to expire in June 2007. Under the Genentech Agreement, TBC has access to an improved formulation patent granted in 1993 which expires in 2010 and a use patent which expires in 2009.

   On October 11, 1994, the Company signed a collaborative agreement with Synthelabo, a French pharmaceutical group, to develop and market compounds for vascular proliferative disease derived from the Company's research programs. Upon consummation of the transaction, Synthelabo purchased 1,428,571 shares of Common Stock for $3.50 per share for a total of $5 million becoming the Company's largest shareholder at that time and paid the Company a non-refundable licensing fee of $3 million. In addition, Synthelabo has committed to pay $3 million annually in research payments (payable in quarterly installments of $750,000) for three years. Synthelabo has agreed, upon the achievement of certain milestones, to make further payments of up to $3 million per year for up to $18 million in total. Synthelabo has the right to terminate the agreement any time on or after October 15, 1996 for any reason and either party has the right to terminate the contract for breach of any material obligation. If Synthelabo exercises this termination right, the license granted to Synthelabo will terminate and TBC will pay Synthelabo a royalty on net sales of any products sold in a certain territory (Europe, Middle East, Africa and countries of the former Soviet Union) for a period of time. In addition, Synthelabo may, at its option, require that the technology be transferred to and the development program be conducted by a joint venture owned by TBC and Synthelabo should "net worth", as defined in the agreement, be less than $5 million as of the end of any calendar quarter during the term of the agreement. The first quarterly research payment of $750,000 was received on October 31, 1994. For the year ended December 31, 1995, TBC received $3.0 million related to the Synthelabo agreement. Synthelabo will pay royalties to TBC based on the net sales in those areas covered in the agreement. In exchange for the above consideration, Synthelabo will receive an exclusive license to manufacture, use, and sell any products generated from the research, in Europe, the Middle East, Africa and the countries of the former Soviet Union. The Synthelabo agreement represents the Company's only major source of revenue. One of the programs, which involves antisense, is being jointly reviewed and may result in a redirection of the research into another area.

   The Company will depend, in part, on these strategic alliances to fund its capital requirements. There can be no assurance that the Company will satisfy the conditions required to obtain additional milestone payments, some of which conditions will not be within the control of the Company.

LEGAL PROCEEDINGS

   On November 21, 1994, a class action shareholders' suit was filed in the United States District Court for the Southern District of Texas, Houston Division seeking damages in the amount of $16 million. Plaintiffs are two individuals who purchased shares in the Company on December 16, 1993 following the Company's initial public offering. In their complaint, plaintiffs have sued the Company and certain members of the board of directors and certain officers alleging violations of Sections 11, 12 and 15 of the Securities Act of 1933. Plaintiffs have also named David Blech, D. Blech & Co., Incorporated and Isaac Blech as defendants. On January 23, 1995, the Company and the members of the board of directors filed a motion to dismiss the plaintiffs' complaint pursuant to Rule 9(b) and Rule 12b(6) of the Federal Rules of Civil Procedure. In addition, defendant John Pietruski filed a motion to dismiss the plaintiffs' complaint pursuant to Rule 12(b)(2) of the Federal Rules of Civil Procedure. On February 7, 1995, the plaintiffs filed a motion for class certification. The Court denied the motion by the Company and by John Pietruski.

   On March 28, 1995, a class action shareholders' suit was filed in the United States District Court for the Southern District of New York seeking unspecified damages. Plaintiffs are eight individuals who purchased shares in various companies for which D. Blech & Co. acted as an underwriter (or co-underwriter) or marketmaker. Only one of those plaintiffs purchased stock in the Company. In their complaint, the plaintiffs have sued the Company alleging violations of
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission. Plaintiffs have named a number of defendants, including David Blech and D. Blech & Co., four individuals, two brokerage firms, one investment management company and ten other companies for which D. Blech & Co. acted as underwriter or marketmaker.

   On August 14, 1995, the Judicial Panel on The Multi-District Litigation ordered that the action filed in the United States District Court for the Southern District of Texas, Houston Division be transferred to the United States District Court for the Southern District of New York for coordinated or
consolidated pretrial proceedings with the action pending there.   In light of
the transfer and consolidation of the Texas case with similar cases against other companies for which Blech acted as underwriter, the Company requested that the Court in New York reconsider the Texas Court's denial of its Motion to Dismiss as a part of the Court's consideration of similar Motions to Dismiss filed by those companies. All of these Motions were presented to the Court on February 6, 1996, but no ruling has yet been made. Given the early stage of this case, the Company is unable to evaluate the potential outcome at this time. The Company disputes these claims and intends to contest them vigorously.

   On June 7, 1995, a class action shareholders suit was filed in the United States District Court for the Southern District of New York seeking unspecified damages. The plaintiff is an individual who purchased shares in the Company on December 15, 1993 following the Company's initial public offering. In his complaint, the plaintiff has sued the Company and certain members of the board of directors and certain officers alleging violations of Sections 11, 12 and 15 of the Securities Act of 1933, Sections 10(b) and 20 of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission. Plaintiffs have also named David Blech, D. Blech & Co., and a certain broker-dealer as defendants. On September 15, 1995, the Company and the members of the board of directors filed a motion to dismiss the Complaint pursuant to Rule 12(b)(6) and Rule 9(b) of the Federal Rules of Civil Procedure Act. On November 8, 1995 the plaintiff filed a stipulation for voluntary dismissal. An order of dismissal was entered by the judge on February 5, 1996.

NO ASSURANCE OF REGULATORY APPROVAL; NEED FOR EXTENSIVE CLINICAL TRIALS

   The production and marketing of the Company's products, as well as its ongoing research and development activities, are subject to regulation by governmental agencies in the United States and other countries. Any drug developed by the Company will be subject to rigorous preclinical testing and approval pursuant to regulations administered by the FDA, comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The approval process for the Company's products and product candidates is likely to take several years and will involve significant expenditures for which additional financing will be required. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. Because of the intense competition in the cardiovascular market, the Company may have difficulty obtaining sufficient patient populations or clinician support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly. There is no assurance that the Company will have sufficient resources to complete the required regulatory review process or that the Company could survive the inability to obtain, or delays in obtaining, such approvals. There can be no assurance that clinical testing of the Company's products will provide evidence of safety and efficacy in humans, that regulatory approvals will be granted for any of the Company's products or that it will be economically feasible to commercialize any products for which regulatory approvals are granted. Approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's future use or withdrawal of the product from the market .

   Furthermore, health care policy in the United States is currently under governmental review. Substantial changes in regulatory and reimbursement policy may affect the Company's research and development expenditures and regulatory approval of the Company's product candidates. The Company has limited clinical testing or regulatory compliance experience. The Company will need to hire additional personnel skilled in clinical testing and regulatory compliance in order to bring any products to market. There can be no assurance that the Company will be able to hire such personnel.

TECHNOLOGICAL CHANGE AND COMPETITION

   The biopharmaceutical industry is undergoing rapid and significant technological change and is highly competitive. The Company's success will depend on its ability to develop and apply its technology and on its ability to establish and maintain a market for its products. Potential competitors in the United States and other countries include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions, many of which have substantially greater financial, technical, manufacturing and marketing capabilities than the Company. Competitors may develop products or other novel technologies that are more effective than any that have been or are being developed by the Company or may obtain FDA approval for products more rapidly than the Company. There can be no assurance that technological development by others will not render the Company uncompetitive or that the Company will be successful in establishing or maintaining its technological competitiveness. If the Company commences commercial sales of products, it will compete in the manufacture and marketing of such products, areas in which the Company has limited experience.

NO MANUFACTURING, MARKETING OR SALES ACTIVITIES

   The Company has no manufacturing, marketing or product sales experience. If the Company develops any commercially marketable products, there can be no assurance that contract manufacturing services will be available in sufficient capacity to supply the Company's product needs on a timely basis. If the Company decides to build or acquire commercial-scale manufacturing capabilities, the Company will require additional management and technical personnel and additional capital. No assurance can be given that the raw materials necessary for the manufacture of the Company's products will be available in sufficient quantities or at a reasonable cost. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, each of which could materially impair the Company's competitive position and potential profitability. There can be no assurance that the Company will be able to enter into any other supply arrangements on acceptable terms, if at all, and there can be no assurance that the Company's sales staff will achieve success in its marketing efforts.

DEPENDENCE ON SUPPLIER

   At present, Mitsubishi is the only manufacturer of NOVASTAN(R). Should Mitsubishi discontinue manufacture of NOVASTAN(R), the agreement with Mitsubishi provides for the transfer of the production technology to another manufacturer. However, in the event Mitsubishi terminates manufacturing NOVASTAN(R) or defaults in its supply commitment, there can be no assurance that alternate sources of bulk will be available to the Company at reasonable cost, or at all. If such alternate sources of supply are unavailable or uneconomic, the Company's results of operations would be materially and adversely affected.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR
REIMBURSEMENT

   The future revenues and profitability of, and availability of capital for biotechnology companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, the pricing and profitability of prescription pharmaceuticals is subject to government control. There have been, and there may continue to be, a number of federal and state proposals to implement similar government control in the United States. It is uncertain what form any health care reform legislation may take or what actions the federal, state and private payers may take in response to the suggested reforms. The Company cannot predict when any reforms will be implemented, if ever, or the effect of any implemented reform on the Company's business. There can be no assurance, however, that any implemented reform will not have a material adverse effect on the Company's future results of operations. The Company's long-term ability to market its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from public and private health insurers and other organizations. Third-party payers are increasingly challenging the prices of medical products and services. The reimbursement status of newly-approved health care products is highly uncertain, and there can be no assurance that third-party coverage will be available or that available third-party coverage will enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY INFORMATION

   The Company's actively seeks patent protection for its proprietary technology, both in the United States and abroad. The Company's success will depend, in part, on its ability to obtain patents and to operate without infringing on the proprietary rights of others. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that the Company's pending patent applications or patent applications presently in preparation or in the future, if and when issued, will be valid and enforceable and withstand litigation. There can be no assurance that others will not independently develop substantially equivalent or superseding proprietary technology or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office ("PTO"). Because patent applications in the United States are maintained in secrecy until patents issue, and because publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, there can be no assurance that the Company will obtain patent protection for its inventions. Furthermore, patent positions of pharmaceutical and biotechnology companies, as well as those of academic and research institutions, are highly uncertain and involve complex legal and factual questions. In addition, patent protection is affected by the limited period of time for which a patent is effective. This is an uncertain and developing area of the law that is potentially subject to significant change. Therefore, the scope or enforceability of claims allowed in the patents on which the Company will rely cannot be predicted with any certainty.

   The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. Although the Company has entered into confidentiality agreements with its employees and consultants, which contain assignment of invention provisions, no assurance can be given that others will not gain access to these trade secrets, that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets.

   In addition to protecting its proprietary technology and trade secrets, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. No assurance can be given that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product introductions while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

   The Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The PTO could institute interference proceedings involving the Company in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or comparable agency of a foreign jurisdiction could also institute reexamination or opposition proceedings against the Company in connection with one or more of the Company's patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents.

PRODUCT LIABILITY EXPOSURE

   Product liability risk is inherent in the testing, manufacture, marketing and sale of the Company's products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Product liability insurance for the pharmaceutical industry, when available, is expensive. The Company has obtained $2.0 million of product liability insurance to cover its clinical trial program. Pursuant to its agreement with Genentech, the Company is obligated to acquire additional coverage as the Company develops products. Existing coverage will not be adequate as the Company further develops products and there can be no assurance that adequate insurance coverage will be available at a reasonable cost in the future. A future product liability claim may have a material adverse effect on the business or financial condition of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

   The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of the Company's securities, like that of the securities of other biopharmaceutical companies, may be highly volatile. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures by the Company or its competitors, proposed governmental regulations and developments in both the United States and foreign countries, disputes relating to patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, public concern as to the safety of biotechnology products, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of the Company's securities.

LACK OF TRADING VOLUME AND RELATED MATTERS

   Historically, there has been limited trading volume with respect to the Common Stock. In addition, there can be no assurance that a market will continue to be made or that any analysts will provide coverage with respect to the Common Stock. Accordingly, with respect to the Common Stock being offered hereby, no assurances can be made that such factors will not affect the market for the Common Stock or that the sale of a significant number of shares will not have an adverse impact on the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

   The Company's Certificate of Incorporation and the Delaware General Corporation Law contain certain provisions that may delay or prevent an attempt by a third party to acquire control of the Company. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

   Of the approximately 24.1 million shares of Common Stock presently outstanding, and following registration of the Shares included hereby, approximately 3.6 million shares are "restricted" securities as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Of these "restricted" securities, approximately 1.9 million shares are eligible for immediate resale under Rule 144. Additionally, the resale of 2,999,875 restricted shares issued in connection with the acquisition of IPI are covered by an S-3 registration statement as is the resale of 6,550,990 outstanding shares registered hereby. As part of the Company's initial public offering of securities, exercisable warrants covering 4,082,500 shares (with an $8.44 exercise price) were also issued and remain outstanding. The resale of an aggregate of 797,613 shares issuable upon warrant and option exercises (including 722,938 shares issuable upon warrant exercises registered hereby) are covered by effective registration statements. Approximately 2.4 million shares of Common Stock are issuable upon exercise of outstanding options and will become eligible for sale in the public markets at prescribed times in the future under S-8 registration statements. Such options were exercisable, or exercisable within 60 days, to purchase approximately 963,000 shares of Common Stock. The holders of approximately 1.7 million shares of Common Stock also hold certain demand registration rights and the holders of 499,701 warrants have piggyback registration rights. Sales of significant amounts of Common Stock in the public market could adversely affect the prevailing market price of the Company's Common Stock.

DEPENDENCE ON QUALIFIED PERSONNEL

   The Company's success is highly dependent on its ability to attract and retain qualified scientific and management personnel. The loss of the services of the principal members of the Company's management and scientific staff may impede the Company's ability to commercialize its products. In order to commercialize its products, the Company must maintain and expand its personnel, particularly in the areas of clinical trial management, manufacturing, sales and marketing. The Company faces intense competition for such personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and company growth generally could pose significant risks to the Company's development and progress.

   The continued employment of David B. McWilliams, President and Chief Executive Officer, Richard A. F. Dixon, Ph.D., Vice President of Research, and Richard P. Schwarz Jr., Ph.D., Vice President of Clinical and Regulatory Affairs is key to the Companys success. Each of these employees has an employment agreement with the Company. Mr. McWilliams' and Dr. Dixon's agreements are effective through July 15, 1996 and provide for continuing one-year extensions. Dr. Schwarz's agreement is "at will" with no specified term.

   The Company relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. All of the Company's consultants and advisors are employed by employers other than the Company and may have commitments to or consulting or advisory contracts with other entities that may affect their ability to contribute to the Company.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS


    This Report includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this Report are forward looking statements. Such forward looking statements include, without limitation, statements under "Risk Factors - Need for Additional Funds; History of Operating Losses" - regarding TBC's estimate of sufficiency of existing capital resources and ability to raise additional capital to fund cash requirements for future operations. Although TBC believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations reflected in such forward looking statements will prove to have been correct. The ability to achieve TBC's expectations is contingent upon a number of factors which include (i) ongoing cost of research and development activities, (ii) cost of clinical development of product candidates, (iii) attainment of research and clinical goals of product candidates, (iv) timely approval of TBC's product candidates by appropriate governmental and regulatory agencies, (v) effect of any current or future competitive products, (vi) ability to manufacture and market products commercially, (vii) retention of key personnel and (viii) obtaining and timing of sufficient financing through capital raising or collaborative agreements to fund operations.

                               SELLING STOCKHOLDERS

   The following table sets forth certain information concerning each Selling Stockholder. Assuming that the Selling Stockholders offer all of their Shares, the Selling Stockholders will not have any beneficial ownership after closing. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution".



                                                                  NUMBER OF SHARES
                                                                OWNED AND TO BE OWNED
                                                                  PRIOR TO OFFERING
                                                          ---------------------------------

          SELLING STOCKHOLDERS                  NUMBER OF        PERCENT   NUMBER OF SHARES
                                                 SHARES                     BEING OFFERED
- -------------------------------------------------------------------------------------------

Aries Domestic Fund, LP.................                235,295     3.24%           235,295

The Aries Trust.........................                235,295     3.24%           235,295

Balestra Capital Partners, L.P..........                100,000     1.37%           100,000

R. Scott Bowers.........................                 10,000     0.14%            10,000

Howard S. Breslow.......................                 37,500     0.52%            37,500

Howard S. Breslow
Breslow & Walker Profit Sharing Plan....                 12,500     0.17%            12,500

Frank Brosens...........................                100,000     1.37%           100,000

Falke Investments, L.P..................                 25,000     0.34%            25,000

Larry N. Feinberg.......................                100,000     1.37%           100,000

Beverly Flaks...........................                100,000     1.37%           100,000

Michael J. Gaido, Jr....................                 10,000     0.14%            10,000

R.E. Garrison II........................                 25,000     0.34%            25,000

Glen Rock Partners, L.P.................                282,353     3.88%           282,353

GSAM Oracle Fund, Inc...................                756,824    10.40%           756,824

David S. Hannes.........................                 25,000     0.34%            25,000

Sue Minton Harris.......................                 10,000     0.14%            10,000

Sue Minton Harris, TTEE.................                 15,000     0.21%            15,000

Titus H. Harris, Jr.....................                 10,000     0.14%            10,000

Andrew C. Hart..........................                 20,000     0.28%            20,000

Steven Hazen............................                 25,000     0.34%            25,000

Eric M. Javits 1984 Irrevocable Trust
Charles F. Faddis, Trustee..............                 25,000     0.34%            25,000

Deborah Jennings........................                 15,000     0.21%            15,000

A. Gary and Karan Kovacs................                  5,000     0.07%             5,000

Bernard Levine..........................                500,000     6.87%           500,000

Howard A. Lipson........................                 12,500     0.17%            12,500

Nathan A. Low...........................                 50,000     0.69%            50,000

New York Life Insurance Company.........                500,000     6.87%           500,000

Norwest Bank North Dakota, N.A., as
 Trustee of the Conmy, Feste,
 Bossart, Hubbard & Corwin, Ltd.
 401(k) Profit Sharing Plan and Trust
 f/b/o Charles A. Feste.................                 25,000     0.34%            25,000


                                                           NUMBER OF SHARES
                                                        OWNED AND TO BE OWNED
                                                           PRIOR TO OFFERING
                                                  ---------------------------------

          SELLING STOCKHOLDERS                  NUMBER OF        PERCENT   NUMBER OF SHARES
                                                 SHARES                     BEING OFFERED
- -------------------------------------------------------------------------------------------

Oracle Institutional Partners, L.P......                147,000     2.02%           147,000

Oracle Partners, L.P....................                924,000    12.70%           924,000

Erinch R. Ozada.........................                 30,000     0.41%            30,000

Peka LTD................................                 10,000     0.14%            10,000

Pequot Scout Fund, L.P..................                100,000     1.37%           100,000

Pharmaceutical/Medical Technology Fund,                 141,000     1.94%           141,000
 L.P....................................

Porridge Partners, II...................                235,294     3.24%           235,294

Prime Advisors, LP......................                 50,000     0.69%            50,000

Quasar International Partners...........                231,000     3.18%           231,000

Quota Fund/Cold Spring, LDC.............                120,000     1.65%           120,000

Resnick Partners, LP....................                100,000     1.37%           100,000

RH Capital Assoc. #1, L.P...............                188,235     2.59%           188,235

Michael H. Richmond.....................                  6,900     0.10%             6,900

RLH Options, Inc........................                 25,000     0.34%            25,000

Bruce Edward Roberts....................                 12,000     0.17%            12,000

Douglas S. Roberts......................                 12,000     0.17%            12,000

Sands Point Partners, L.P...............                100,000     1.37%           100,000

Alison E. Shimer........................                 25,000     0.34%            25,000

Marc A. Spilker.........................                 12,000     0.17%            12,000

Richard B. Stone........................                 50,000     0.69%            50,000

Strategic Health Care Investment Fund...                 24,000     0.33%            24,000

Ronald D. Stubblefield..................                  5,000     0.07%             5,000

SZ2 (IGP) General Partnership...........                235,294     3.24%           235,294

Stuart Weisbrod.........................                 50,000     0.69%            50,000

WPG Life Sciences Fund, L.P.............                117,647     1.62%           117,647

WPG Institutional Life Sciences Fund,                   282,353     3.88%           282,353
 L.P....................................

Zeigler, Zeigler & Altman...............                 50,000     0.69%            50,000

Jerry Balter(1).........................                 50,625     0.70%            50,625

Jeff Eliot Margolis(1)..................                117,312     1.61%           117,312

Bishop Rosen(1).........................                  6,000     0.08%             6,000

Mitchel Sutin(1)........................                  9,000     0.12%             9,000

Stuart A. Daniels(1)....................                  1,286     0.02%             1,286

GKN Securities(1).......................                  4,543     0.06%             4,543

David Nussbaum(1).......................                  2,272     0.03%             2,272

Roger Gladstone(1)......................                  2,272     0.03%             2,272

Robert Gladstone(1).....................                  2,272     0.03%             2,272


                                                           NUMBER OF SHARES
                                                        OWNED AND TO BE OWNED
                                                           PRIOR TO OFFERING
                                                  ---------------------------------

          SELLING STOCKHOLDERS                  NUMBER OF        PERCENT   NUMBER OF SHARES
                                                 SHARES                     BEING OFFERED
- -------------------------------------------------------------------------------------------

Jordan S. Davis(1)......................                 21,374     0.29%            21,374

Stephen L. Ross(1)......................                 20,725     0.29%            20,725

Biotechnology Investment Group, L.L.C.                  367,967     5.06%           367,967
 (1)....................................

Paine Webber(1).........................                 24,571     0.34%            24,571

Robert F. Finnigan......................                    179        *                179

Donald R. Spongberg.....................                  7,143     0.10%             7,143

J. Thomas Smith.........................                    893     0.01%               893

Ralph Heineman..........................                    714        *                714

Wayne Gilpin............................                  2,143     0.03%             2,143

Don A. Nichols..........................                    357        *                357

Andrew P. Stein.........................                    357        *                357

Robert P. Wittenstein...................                  1,250     0.02%             1,250

Annetta II..............................                    357        *                357

Thomas J. Smith.........................                  1,429     0.02%             1,429

Robert Levy.............................                    179        *                179

Bernard Fuchs...........................                  2,857     0.04%             2,857

Allen & Company(1)......................                  4,715     0.07%             4,715

James I. Black & Company(1).............                  5,143     0.07%             5,143

John Benesch(1).........................                  1,429     0.02%             1,429

Wellfleet Capital Company(1)............                  1,429     0.02%             1,429

D.H. Blair Investment Banking Corp(1)...                  5,143     0.07%             5,143

Gaines, Berland, Inc.(1)................                  4,286     0.06%             4,286

Greenway Capital Corporation(1).........                  6,000     0.08%             6,000

Gilford Securities Incorporated(1)......                  3,000     0.04%             3,000

Richard B. Stone(1).....................                 34,286     0.47%            34,286

William I. Wyatt, Jr.(1)................                  4,286     0.06%             4,286

Arneson Kercheville & Associates(1).....                  4,286     0.06%             4,286

Bishop Rosen & Co.......................                    858     0.01%               858

   Total................................              7,273,928   100.00%         7,273,928


_____________________

(1) Warrant holder

 *  Less than .01%

   6,733,927 of the Shares being offered by the Selling Stockholders were acquired by the Selling Stockholders in the Company's private placement of Common Stock that was completed on February 13, 1996. Of this total, 6,550,990 Shares were sold at a price of $2.125 per share to a total of 55 investors. The remaining Shares represent shares underlying warrants issued in conjunction with the private placement. 25,587 of the warrants are exercisable at $3.36 per share, and 157,350 of the warrants are exercisable at $4.58 per share. These warrants are exercisable beginning May 13, 1996 and expire on February 13, 2001.


   The Shares also include 539,143 shares of Common Stock underlying warrants issued in connection with the Company's private placement of Common Stock completed in October 1991. The warrants are exercisable at $3.50 per share and expire between August 1, 1998 and October 25, 1998. The Shares also include 858 shares of Common Stock acquired upon exercise of warrants issued in connection with the Company's private placement of Common Stock completed in October
1991.


   The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on AMEX or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for a period of three years after the registration statement is declared effective. The Company's authorized capital stock consists of 75,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value .005 per share. As of May 22, 1996 there were 24,080,578 shares of common stock, and no shares of preferred stock, outstanding.

                              PLAN OF DISTRIBUTION

   The Company has been advised that the Selling Stockholders may sell Shares from time to time in transactions on AMEX, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

   The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

   The Company has agreed to indemnify certain of the Selling Stockholders and underwriters against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

   The legality of the securities offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

   The consolidated financial statements and schedule of Texas Biotechnology Corporation have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            -----------------

             TABLE OF CONTENTS

                                          Page

                                          -----
Available Information.....                  3
Incorporation of Certain
  Documents by Reference..                  3
The Company...............                  4
Risk Factors..............                  4
Selling Stockholders......                 12
Plan of Distribution......                 15
Legal Matters.............                 15
Experts...................                 15




                             ____________________


================================================================================



================================================================================

                        Texas Biotechnology Corporation


                               7,273,928 Shares
                                      of
                                 Common Stock


                                  ----------

                                  PROSPECTUS

                                  ----------



                             --------------------


                                 May   , 1996





================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:



SEC registration fee....................   $11,380
Legal fees and expenses.................     2,500
Blue Sky fees and expenses (including        1,000
 legal expenses)........................
Accounting fees and expenses............     1,000
Miscellaneous...........................     1,000
                                           -------
   Total................................   $16,880
                                           =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     As permitted by the Delaware General Corporation Law, the Company's Bylaws provide that it will indemnify the directors, officers, employees and agents of the Company against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company's Certificate of Incorporation, as amended, indemnifies the directors, officers, employees, and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. The Company has director and officer liability insurance policies that provide coverage of up to $3.0 million except that no current coverage is provided for David Blech, a former Company director, nor for any liabilities arising from the Company's December 1993 initial public offering.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:


EXHIBIT
NUMBER                          IDENTIFICATION OF EXHIBIT
- ------                          -------------------------

  5.1                        Opinion of Porter & Hedges, L.L.P.

  23.1                       Consent of KPMG Peat Marwick LLP

  23.2 Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as Exhibit 5.1 hereto).


ITEM 17.  UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any (i) prospectus required by section 10(a)(3) of the Securities Act, (ii) material information with respect to the plan of distribution not previously disclosed in the registration statement, or
(iii) material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (3) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MAY 30, 1996.

                                              TEXAS BIOTECHNOLOGY CORPORATION



                                              By:  /s/ Stephen L. Mueller
                                                 -------------------------------
                                                       STEPHEN L. MUELLER
                                               VICE PRESIDENT OF ADMINISTRATION,
                                                     SECRETARY AND TREASURER
                                                    (PRINCIPAL FINANCIAL AND
                                                       ACCOUNTING OFFICER)





     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 30, 1996.




          SIGNATURE                                 TITLE
          ---------                                 -----

       John M. Pietruski*       Director, Chairman of the Board of Directors
- -----------------------------
       JOHN M. PIETRUSKI

      David B. McWilliams*      Director, President and Chief Executive Officer
- -----------------------------           (Principal Executive Officer)
      DAVID B. MCWILLIAMS

  Richard A.F. Dixon, Ph.D.*    Director, Vice President of Research
- -----------------------------
  RICHARD A. F. DIXON, PH.D.

      Stephen L. Mueller*       Vice President of Administration, Secretary
- -----------------------------      Treasurer and (Principal Financial and
      STEPHEN L. MUELLER                     Accounting Officer)


          SIGNATURE                                 TITLE
          ---------                                 -----

       Patrick Owen Burns*                        Director
- ------------------------------
       PATRICK OWEN BURNS


         Frank C. Carlucci*                       Director
- -------------------------------
         FRANK C. CARLUCCI


      Robert J. Cruikshank*                       Director
- -------------------------------
      ROBERT J. CRUIKSHANK


    James A. Thomson, Ph.D.*                      Director
- --------------------------------
    JAMES A. THOMSON, PH.D.


                                         Director and Chairman of the
    James T. Willerson, M.D.*             Scientific Advisory Board
- ---------------------------------
    JAMES T. WILLERSON, M.D.


*By:     /s/ Stephen L. Mueller
    ------------------------------
          STEPHEN L. MUELLER,
          INDIVIDUALLY AND AS
          ATTORNEY-IN-FACT

                                 INDEX TO EXHIBITS



          EXHIBIT                                                     SEQUENTIAL
          NUMBER                    IDENTIFICATION OF EXHIBIT          PAGE NO.
- ---------------------------  ---------------------------------------  ----------
    5.1                        Opinion of Porter & Hedges, L.L.P.
    23.1                       Consent of KPMG Peat Marwick LLP
    23.2                       Consent of Porter & Hedges, L.L.P.
                                (included in its Opinion filed as
                                Exhibit 5.1 hereto).
